EXHIBIT 3

                           INVESTMENT AGREEMENT

                                dated as of

                               June 25, 1997

                                   among

                MORGAN STANLEY CAPITAL PARTNERS III, L.P.,

                  MORGAN STANLEY CAPITAL INVESTORS, L.P.,

                       MSCP III 892 INVESTORS, L.P.,

                                    and

                             CATALYTICA, INC.



                             TABLE OF CONTENTS

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                                 ARTICLE 1
                                Definitions

Section 1.1.  Definitions............................................  1

                                 ARTICLE 2
                             Purchase and Sale

Section 2.1.  Purchase and Sale......................................  6
Section 2.2.  Closing................................................  6
Section 2.3.  Legending of Securities................................  6

                                 ARTICLE 3
               Representations and Warranties of the Company

Section 3.1.  Corporate Existence and Power..........................  7
Section 3.2.  Corporate Authorization................................  7
Section 3.3.  Governmental Authorization.............................  8
Section 3.4.  Non-contravention......................................  8
Section 3.5.  Capitalization.........................................  9
Section 3.6.  Subsidiaries...........................................  9
Section 3.7.  SEC Filings............................................ 10
Section 3.8.  Financial Statements................................... 10
Section 3.9.  Absence of Certain Changes............................. 11
Section 3.10. No Undisclosed Material Liabilities.................... 12
Section 3.11. Compliance with Contracts.............................. 13
Section 3.12. Proxy Materials........................................ 13
Section 3.13. Litigation............................................. 14
Section 3.14. Compliance with Laws and Court Orders; No Defaults..... 14
Section 3.15. Insurance Coverage..................................... 14
Section 3.16. Finders' Fees.......................................... 14
Section 3.17. Employee Benefit Plans................................. 15
Section 3.18. Taxes.................................................. 17
Section 3.19. Environmental Matters.................................. 17
Section 3.20. Properties............................................. 19
Section 3.21. Receivables............................................ 19
Section 3.22. Products............................................... 19
Section 3.23. Greenville Purchase Agreement and Supply Agreement..... 20

                                 ARTICLE 4
                Representations and Warranties of the Funds

Section 4.1.  Corporate Existence and Power.......................... 20
Section 4.2.  Corporate Authorization................................ 20
Section 4.3.  Governmental Authorization............................. 20
Section 4.4.  Non-contravention...................................... 20
Section 4.5.  Proxy Materials........................................ 21
Section 4.6.  Finders' Fees.......................................... 21
Section 4.7.  Purchase for Investment................................ 21
Section 4.8.  Disclosure of Information.............................. 21
Section 4.9.  Restricted Securities.................................. 21

                                 ARTICLE 5
                         Covenants of the Company

Section 5.1.  Conduct of Business.................................... 22
Section 5.2.  Access to Information.................................. 23
Section 5.3.  Notices of Certain Events.............................. 23
Section 5.4.  Registration Rights.................................... 24
Section 5.5.  Stockholder Meeting; Proxy Materials................... 24
Section 5.6.  Access to Book and Records............................. 24
Section 5.7.  Other Offers........................................... 24

                                 ARTICLE 6
                          Covenants of the Funds

Section 6.1.  Notices of Certain Events.............................. 25
Section 6.2.  Agreement to Provide Information....................... 25

                                 ARTICLE 7
                  Covenants of the Company and the Funds

Section 7.1.  Filings; Consents; Reasonable Best Efforts............. 26

                                 ARTICLE 8
                           Additional Covenants

Section 8.1.  Board Representation; Committees....................... 26
Section 8.2.  Reports................................................ 27
Section 8.3.  Sale or Transfer of Restricted Securities.............. 27
Section 8.4.  Right to Cause Repurchase.............................. 27
Section 8.5.  Capital Expenditures................................... 28
Section 8.6.  Acquisition of Greenville Facility..................... 28
Section 8.7.  No Transfer or Assignment.............................. 28

                                 ARTICLE 9
                           Conditions to Closing

Section 9.1.  Conditions to Obligations of Each Party................ 29
Section 9.2.  Conditions to Obligations of the Funds................. 29
Section 9.3.  Conditions to Obligation of the Company................ 30

                                ARTICLE 10
                         Survival; Indemnification

Section 10.1.  Survival.............................................. 31
Section 10.2.  Indemnification by the Company........................ 31
Section 10.3.  Indemnification by the Funds.......................... 32
Section 10.4.  Procedures............................................ 32

                                ARTICLE 11
                                Termination

Section 11.1.  Grounds for Termination............................... 32
Section 11.2.  Effect of Termination................................. 33

                                ARTICLE 12
                               Miscellaneous

Section 12.1.  Notices............................................... 33
Section 12.2.  Amendments and Waivers................................ 34
Section 12.3.  Expenses.............................................. 35
Section 12.4.  Successors and Assigns................................ 35
Section 12.5.  Governing Law......................................... 35
Section 12.6.  Counterparts; Third Party Beneficiaries............... 35
Section 12.7.  Public Announcements.................................. 35
Section 12.8.  Entire Agreement; Exhibits............................ 36
Section 12.9.  Headings.............................................. 36


                           INVESTMENT AGREEMENT


               AGREEMENT dated as of June 25, 1997 among Morgan Stanley
Capital Partners III, L.P., a Delaware limited partnership ("MSCP III Fund"), MSCP III 892 Investors L.P., a Delaware limited partnership ("892 Investors Fund"), Morgan Stanley Capital Investors, L.P., a Delaware limited partnership ("Employee Fund") and Catalytica, Inc., a Delaware corporation (the "Company").

               The parties hereto agree as follows:

                                   ARTICLE 1

                                  Definitions

               Section 1.1. Definitions. (a) The following terms, as used herein, have the following meanings:

               "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

               "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

               "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

               "Balance Sheet" means the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1996.

               "Balance Sheet Date" means December 31, 1996.

               "beneficial ownership" and "beneficially own" shall be determined in accordance with Rules 13d-3 and 13d-5 under the 1934 Act.

               "Benefit Arrangement" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by the Company, any of its Affiliates or Subsidiaries and (iii) covers any employee or former employee of the Company or any Subsidiary of the Company.

               "Change of Control" means the occurrence of any of the following: (A) any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any "person" (as defined in Section 13(d) of the 1934 Act) or "group" (as defined in Section 13(d)(3) and 14(d)(2) of the 1934 Act); (B) the Company consolidates with, or merges with or into, another "person" (as defined above) or "group" (as defined above) in a transaction or series of related transactions in which the voting stock of the Company is converted into or exchanged for cash, securities or other property, other than any transaction where (1) the outstanding voting stock of the Company is converted into or exchanged for voting stock of the surviving corporation and
(2) the "beneficial owners" (as defined in Rule 13d-3 under the 1934 Act) of the voting stock of the Company immediately prior to such transaction own, directly or indirectly through one or more subsidiaries, not less than a majority of the total voting stock of the surviving corporation immediately after such transaction; (C) the consummation of any transaction or series of related transactions (including, without limitation, by way of merger or consolidation) the result of which is that any "person" (as defined above) or "group" (as defined above) other than the Funds becomes the "beneficial owner" (as defined above) of more than 50% of the voting power of the voting stock of the Company or (D) the first day on which a majority of the members of the Board of Directors of the Company are not directors who were nominated for election or elected to the Board of Directors of the Company with the approval of a majority of the directors who were members of the Board at the time of such nomination or election.

               "Class A Common Stock" means the Class A Common Stock of the Company, par value $.001 per share, having the terms set forth in the Company's Fourth Amended and Restated Certificate of Incorporation attached hereto as Exhibit A.

               "Class B Common Stock" means the Class B Common Stock of the Company, par value $.001 per share, having the terms set forth in the Company's Fourth Amended and Restated Certificate of Incorporation attached hereto as Exhibit A.

               "Closing Date" means the date of the Closing.

               "Code" means the United States Internal Revenue Code of 1986, as amended.

               "Commission" means the United States Securities and Exchange Commission.

               "Common Stock" means the Common Stock of the Company, par value $.001 per share.

               "Employee Plan" means any "employee benefit plan", as defined in
Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Company, any of its Affiliates or Subsidiaries and (iii) covers any employee or former employee of the Company or any Subsidiary of the Company.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

               "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

               "Fund" means each or any of the MSCP III Fund, the 892 Investors Fund and the Employee Fund.

               "Greenville Purchase Agreement" means the Asset Purchase Agreement dated of even date herewith among the Company, Catalytica Pharmaceuticals, Inc. and GlaxoWellcome Inc. including the exhibits and schedules thereto as the same may be amended in accordance with the terms thereof.

               "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

               "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and the Subsidiaries, taken as a whole.

                "Mitsubishi Stock Purchase Agreement" means the Stock Purchase Agreement dated December 10, 1992 between the Company and Mitsubishi Oil Co., Ltd.

               "MSCP III" means the program of investment funds comprising the MSCP III Fund, the 892 Investors Fund and the Employee Fund.

               "Multiemployer Plan" means a multiemployer plan, as defined in
Section 3(37) of ERISA.

               "PBGC" means the Pension Benefit Guaranty Corporation.

               "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

               "Proxy Materials" means each document filed by the Company with the Commission in connection with the meeting of the stockholders of the Company described in Section 5.5 including, without limitation, the proxy statement of the Company and any amendment or supplement thereto.

               "Restricted Securities" means the shares of Class A Common Stock and Class B Common Stock to be purchased by the Funds pursuant to this Agreement and any other securities or rights convertible into or exchangeable or exercisable (whether immediately or otherwise) for such shares.

               "Shareholder Group" means the MSCP III Fund, the 892 Investors Fund and the Employee Fund and their respective Affiliates.

               "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

               "Supply Agreement" means the Supply Agreement for primary, secondary and sterile products to be entered into as of the Closing Date between Catalytica Pharmaceuticals, Inc. and GlaxoWellcome Inc., including the exhibits and schedules thereto.

               "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by any Person, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing authority") responsible for the imposition of any such tax (domestic or foreign), (ii) liability of any Person for the payment of any amounts of the type described in (i) as a result of being a member of any affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby liability of a Person for payments of such amounts was determined or taken into account with reference to the liability of any other Person for any period, and (iii) liability of any Person for the payment of any amounts of the type described in (i) as a result of any express or implied obligation to indemnify any other Person.

               "Total Voting Power" means the aggregate number of votes which may be cast by holders of outstanding Voting Securities.

               "Voting Securities" means all securities of the Company entitled, in the ordinary course, to vote in the election of Directors of the Company.

               (b) Each of the following terms is defined in the Section set forth opposite such term:

            Term                                            Section
            ----                                            -------

            Acquisition Proposal                              5.07
            Bank Letter                                       3.10
            Company Securities                                3.05
            Closing                                           2.02
            Company 10-K                                      3.07
            Company 10-Q                                      3.07
            Damages                                           10.2
            Fund Nominee                                      8.01
            Greenville Facility                               8.06
            Proxy Materials                                   3.03
            Purchase Price                                    2.01
            Put Price                                         8.04
            Stockholder Approval                              3.02
            Subsidiary Securities                             3.06


                                 ARTICLE 2

                             Purchase and Sale

               Section 2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Company agrees to sell and the Funds agree to purchase for cash an aggregate of 30,000,000 shares of Class A Common Stock and Class B Common Stock for a purchase price equal to $4.00 per share (the "Purchase Price"). The Funds shall not purchase at Closing a number of shares of Class A Common Stock which would result in the Funds beneficially owning 40.1% or more of the Total Voting Power. The actual number of shares of Class A Common Stock and Class B Common Stock that each Fund will purchase shall be determined by the Funds at Closing.

               The Purchase Price shall be paid in accordance with Section
               2.2.

               Section 2.2. Closing. The closing (the "Closing") of the transactions contemplated hereby shall take place at the offices of Womble Carlyle Sandridge & Rice in Research Triangle Park at 10:00 a.m. EST on July 31, 1997 or at such other time or place as the parties may agree. At the
Closing:

               (a) The Company shall deliver to each Fund one or more certificates for the Class A Common Stock and Class B Common Stock, registered in the name of such Fund and representing the number of shares of Class A Common Stock and Class B Common Stock to be purchased by such Fund; and

               (b) Each Fund shall deliver to the Company an amount equal to the number of shares of Class A Common Stock and Class B Common Stock to be purchased by such Fund at the Closing multiplied by the Purchase Price in immediately available funds by wire transfer to an account of the Company designated by the Company, by notice to each Fund, no later than two business days prior to the Closing.

               Section 2.3. Legending of Securities. (a) All securities to be issued to each Fund by the Company hereunder shall bear the following legend:

            "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or securities laws of any state and may not be offered, sold, transferred or otherwise disposed of unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of applicable states or unless an exemption from such registration is available. The securities represented by this certificate are subject to an Investment Agreement dated June 25, 1997 (a copy of which is on file with the Secretary of the Company) which provides, among other things, for certain restrictions on transfer thereof. The securities represented by this certificate may not be sold or otherwise transferred except in compliance with said Agreement."

               (b) At the request of the Funds, the Company agrees to remove the foregoing legend from securities transferred as permitted in accordance with paragraphs (c) or (d) of Section 8.3 hereof.


                                 ARTICLE 3

               Representations and Warranties of the Company

               The Company represents and warrants to each Fund as of the date hereof and as of the Closing Date that:

               Section 3.1. Corporate Existence and Power. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to each Fund true and complete copies of the amended and restated certificate of incorporation and bylaws of the Company as currently in effect.

               Section 3.2. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement are within the Company's corporate powers and, except for any required approval of the Company's stockholders ("Stockholder Approval"), have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as the indemnification under the Registration Rights Agreement may be limited by applicable law and except as the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by equitable principles.

                (b) The Class A Common Stock and the Class B Common Stock, when issued and delivered to and paid for by each Fund pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Class A Common Stock and the Class B Common Stock is not subject to any preemptive or similar rights, other than such rights as have been waived prior to the date hereof. The shares of Common Stock reserved for issuance upon conversion of the Class A Common Stock and the Class B Common Stock have been duly authorized by the Company and reserved for issuance upon such conversion and, when issued upon such conversion in accordance with the terms of the Class A Common Stock and the Class B Common Stock, will have been validly issued, fully paid and non-assessable, and, except as set forth on
Schedule 3.02(b), the issuance of shares of Common Stock will not be subject to any preemptive or similar rights. The preemptive rights under the Mitsubishi Stock Purchase Agreement with respect to the issuance of the Class A Common Stock and Class B Common Stock pursuant to this Agreement have been waived.

               Section 3.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, or official other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with the rules and regulations of The Nasdaq Stock Market; (iii) compliance with any applicable requirements of the 1934 Act including the filing of the definitive Proxy Materials for the Stockholder Approval (the "Proxy Materials"); (iv) any filings to be made in Delaware in connection with the proposed amendment to the Company's amended and restated certificate of incorporation; and (v) any action or filing as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect.

               Section 3.4. Non-contravention. The execution, delivery and performance by the Company of this Agreement do not and will not (i) violate the amended and restated certificate of incorporation or bylaws of the Company or any Subsidiary, (ii) assuming compliance with the matters referred to in
Section 3.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) except as set forth on Schedule 3.4, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under, any agreement or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary.

               Section 3.5. Capitalization. (a) The authorized capital stock of the Company consists of (i) 40,000,000 shares of Common Stock, of which 19,863,297 shares are issued and outstanding as of April 30, 1997, (ii) 5,000,000 shares of undesignated preferred stock, none of which are issued or outstanding as of the date hereof and (iii) options outstanding to purchase 1,196,114 shares of Common Stock as of April 30, 1997. Upon consummation of the Closing, an aggregate of 30,000,000 shares of Class A Common Stock and Class B Common Stock will be outstanding and the number of shares of authorized Common Stock will be 120,000,000. All outstanding shares of Common Stock and any other class of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable.

                (b) Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock or Voting Securities of the Company,
(ii) securities of the Company convertible into or exchangeable for shares of capital stock or Voting Securities of the Company or (iii) except as set forth on Schedule 3.05(b), options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, Voting Securities or securities convertible into or exchangeable for capital stock or Voting Securities of the Company (the items in clauses 3.05(b)(i),(ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

               Section 3.6. Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. All Subsidiaries and their respective jurisdictions of incorporation are identified on Schedule 3.6.

               (b) Except as disclosed in Schedule 3.6, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Except as disclosed in Schedule 3.6, there are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary or (ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary (the items in clauses 3.06(b)(i) and (ii) being referred to collectively as the "Subsidiary Securities"). Except as set forth on Schedule 3.6, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

               Section 3.7. SEC Filings. (a) The Company has delivered to each Fund (i) the annual report on Form 10-K for its fiscal year ended December 31, 1995, (ii) the annual report on Form 10-K/A for its fiscal year ended December 31, 1996 (the "Company 10-K"), (iii) its quarterly report on Form
10-Q for its fiscal quarter ended March 31, 1997, (iv) its quarterly report on Form 10-Q/A for its fiscal quarter ended March 31, 1997 (the "Company 10-Q"),
(v) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company since December 31, 1995 and (vi) all of its other reports, statements, schedules and registration statements filed with the Commission since December 31, 1995 (the items in clauses 3.07(i) through (vi) being referred to collectively as the "SEC Reports").

               (b) As of its filing date, or, if such SEC Report was amended, on the date of filing of such amendment, each SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

               Section 3.8. Financial Statements. The audited consolidated balance sheets as of December 31, 1995 and 1996 and the related audited consolidated statements of income and cash flows for each of the years ended December 31, 1995 and 1996 included in the Company 10-K and the unaudited interim consolidated balance sheet for the three months ended March 31, 1997 and the related unaudited interim consolidated statements of income and cash flows for the three months ended March 31, 1997 included in the Company 10-Q, of the Company fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

               Section 3.9. Absence of Certain Changes. Except as set forth in the Company 10-K or the Company 10-Q or on Schedule 3.9, and as contemplated by this Agreement, since December 31, 1996, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course consistent with past practices and there has not been:

                 (i) any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have a Material Adverse Effect; provided that for purposes of this
     Section 3.09(i) the continued incurrence of operating losses by the Company at a rate per quarter not greater than $1,600,000 shall be deemed not to constitute a Material Adverse Effect;

                (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

               (iii) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

                (iv) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money, except in the ordinary course of business consistent with past practices;

                 (v) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices but not in any event exceeding $100,000;

                (vi) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in Subsidiaries made in the ordinary course of business consistent with past practices;

               (vii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

              (viii) any change in any method of accounting or application thereof by the Company or any Subsidiary;

                (ix) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company or any Subsidiary (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, or (C) change in compensation or other benefits payable to any director, officer or employee of the Company or any Subsidiary pursuant to any severance or retirement plans or policies thereof, other than in the ordinary course of business consistent with past practices; or

                 (x) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at December 31, 1996, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company or any Subsidiary.

               Section 3.10. No Undisclosed Material Liabilities. There are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

           (a)  liabilities disclosed or provided for in the Balance Sheet;

           (b) liabilities incurred in the ordinary course of business consistent with past practice since the December 31, 1996, which in the aggregate are not material to the Company and the Subsidiaries, taken as a whole;

           (c)  liabilities under this Agreement;

           (d) obligations under the Greenville Purchase Agreement, including the Escrow Agreement and the other agreements to be entered into in connection therewith, and obligations for expenses related to the transactions contemplated hereby; and

           (e) the Commitment Letter and Fee Letter with The Chase Manhattan Bank and Chase Securities Inc. (collectively, the "Bank Letter").

               Section 3.11. Compliance with Contracts. Neither the Company nor any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, loan agreement, indenture or evidence of indebtedness for borrowed money to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any material amount of their assets is bound, (ii) any contract or agreement filed as an exhibit to any SEC Reports or (iii) any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority, which, individually or in the aggregate, under (i), (ii) or (iii) would reasonably be expected to have a Material Adverse Effect.

               Section 3.12. Proxy Materials. (a) The Proxy Materials will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act.

               (b) Each time any Proxy Materials are distributed to stockholders of the Company or any other solicitation of stockholders of the Company is made by or on behalf of the Company or any Affiliate of the Company, and at the time the stockholders of the Company vote on the issuance of the Class A Common Stock and the Class B Common Stock pursuant to this Agreement, the Proxy Materials (as supplemented and amended, if applicable) will not include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which the statements were made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading. The representations and warranties contained in this Section 3.12 will not apply to statements or omissions included in the Proxy Materials based upon information furnished to the Company in writing by any of the Funds specifically for use therein.

                Section 3.13. Litigation. Except as set forth on Schedule 3.13, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official (i) which would reasonably be expected to have a Material Adverse Effect or (ii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

               Section 3.14.  Compliance with Laws and Court Orders; No
Defaults.   Neither the Company nor any Subsidiary is in violation of any applicable law, rule, regulation, judgement, injunction, order or decree except for any violation which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

               Section 3.15. Insurance Coverage. The Company has furnished to each Fund a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and the Subsidiaries. There is no claim by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been paid timely and the Company and the Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 1997 and remain in full force and effect. The Company does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company or any Subsidiary.

               Section 3.16. Finders' Fees. Except as set forth on Schedule 3.16, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

               Section 3.17. Employee Benefit Plans. (a) Schedule 3.17 identifies each Employee Plan. The Company has furnished or made available to each Fund copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with (i) the most recent annual report prepared in connection with any Employee Plan (Form 5500 including, if applicable, Schedule B thereto) and
(ii) the most recent actuarial valuation report prepared in connection with any Employee Plan. Neither the Company nor any of its ERISA Affiliates contributes to or maintains (i) a Multiemployer Plan, (ii) a Title IV Plan or
(iii) a plan maintained in connection with any trust described in 501(c)(9) of the Code.

               (b) Neither the Company nor any of its ERISA Affiliates has incurred, or reasonably expects to incur prior to the Closing Date, any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that could become a liability of any Fund or any of its ERISA Affiliates after the Closing Date.

           (c) As of December 31, 1996, except as would not have a Material Adverse Effect, there is no aggregate unfunded liability of the Company and any Subsidiary in respect of all Employee Plans or Benefit Arrangements described under Sections 4(b)(5) or 401(a)(1) of ERISA, computed using reasonable actuarial assumptions and determined as if all benefits under such plans were vested and payable as of such date.

           (d) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any employee benefit plan or arrangement which is covered by Title I of ERISA which transaction has or will cause the Company or any of its Subsidiaries to incur any liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption and excluding such transaction or transactions, individually or in the aggregate that would not have a Material Adverse Effect. Neither the Company nor any ERISA Affiliate of the Company has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

           (e)  Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. The Company has provided each Fund with the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

           (f) Schedule 3.17 identifies each Benefit Arrangement. The Company has made available to each Fund copies or descriptions of each Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof. Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities except to the extent such failure to comply would not have a Material Adverse Effect.

           (g) Neither the Company nor any Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Subsidiary, except as required to avoid excise tax under
Section 4980B of the Code. Except in the ordinary course of business, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

           (h) Except as set forth in Schedule 3.17, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

           (i) There has been no failure of a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Code Section 4980B(f) with respect to a qualified beneficiary (as defined in Section 4980B(g)) except to the extent that the failure to meet such requirements would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has contributed to a nonconforming group health plan (as defined in Section 5000(c)) and no ERISA Affiliate of the Company or any of its Subsidiaries has incurred a tax under Section 5000(a) which is or could become a liability of the Company or any of its Subsidiaries.

           (j) Except as set forth on Schedule 3.17, no employee or former employee of the Company or any Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

               Section 3.18.  Taxes.    Except as disclosed in the financial
statements included in the Company 10-K (including the notes thereto) or except in respect of Taxes, the liability for which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect,
(i) all Tax returns, statements, reports and forms required to be filed with any Taxing authority by or on behalf of the Company or any Subsidiary (collectively, the "Returns"), have been or will be filed when due in accordance with all applicable laws except where failure to so file would not subject the Company or any Subsidiary to liabilities or penalties; (ii) as of the time of filing, the Returns correctly reflected in all material respects (and, as to any Returns not filed as of the date hereof, will correctly reflect in all material respects) the facts regarding the income, business, assets, operations, activities and status of the Company and each Subsidiary;
(iii) the Company and each Subsidiary has timely paid, withheld or made provision for all Taxes shown as due and payable on the Returns that have been filed; (iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries for any Tax period (or portion thereof) ending on or before the Closing Date (excluding any provision for deferred income taxes) reflected on the books of the Company and its Subsidiaries are adequate to cover such Taxes; (v) neither the Company nor any Subsidiary is delinquent in the payment of any Tax and has not requested any extension of time within which to file or send any Return, which Return has not since been filed or sent; (vi) neither the Company nor any Subsidiary (or any member of any affiliated or combined group of which the Company or any Subsidiary is or has been a member) has been granted any extension or waiver of the limitation period applicable to any Returns; (vii) there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to the Company or any Subsidiary of which the Company is aware in respect of any Tax or assessment; and (viii) there are no liens for Taxes upon the assets of the Company or any Subsidiary except liens for current Taxes not yet due.

               Section 3.19. Environmental Matters. (a) Except as set forth in the Company 10-K:

                 (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, no investigation, action, claim, suit, proceeding or review is pending, or, to the knowledge of the Company or any Subsidiary, threatened by any governmental entity or other Person with respect to any matters relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

                (ii) the Company is in compliance with all Environmental Laws and has, and is in compliance with, all Environmental Permits, except where any noncompliance or failure to receive Environmental Permits could not reasonably be expected to result in a Material Adverse
     Effect; and

               (iii) there are no liabilities of, or relating to, the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

           (b) The Company and Subsidiaries, to their knowledge, have made available to the Fund's environmental consultant all (1) environmental assessments; (2) environmental investigations; (3) environmental studies; (4) environmental audits; (5) environmental tests; or (6) environmental reviews, in the Company's or Subsidiaries' possession or control, relating to the current or prior business of the Company or any Subsidiary or any property or facility now or previously owned, leased or operated by the Company or any Subsidiary, other than routine operation and maintenance records.

           (c) Neither the Company nor any Subsidiary owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

           (d) For purposes of this Section, the following terms shall have the meanings set forth below:

                       (A) "Company" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary, but shall not include any assets acquired pursuant to the Greenville Purchase Agreement;

                       (B) "Environmental Laws" means any federal, state, local and foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement or contract with any governmental authority or other third party, whether now or hereafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials; and

                       (C) "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any Subsidiary as currently conducted.

               Section 3.20. Properties. (a) Except as set forth in Schedule 3.20, the Company and the Subsidiaries have good title to, or in the case of leased property have valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) reflected on the Balance Sheet or acquired after December 31, 1996, except for property and assets sold since December 31, 1996 in the ordinary course of business consistent with past practices.

            (b) The plants, buildings, structures and equipment owned or leased by the Company and the Subsidiaries (i) have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and (ii) comply in all material respects with applicable zoning and other applicable land-use regulations.

               Section 3.21. Receivables. All accounts receivable of the Company and the Subsidiaries are fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet and subsequent to December 31, 1996 in the ordinary course of business consistent with past practices except to the extent the inability of the Company to collect such accounts receivable would not have a Material Adverse Effect.

               Section 3.22. Products. Each of the products produced or sold by the Company or any Subsidiary is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and (ii) conforms in all material respects to any warranty (express or implied) made with respect to such product.

               Section 3.23.  Greenville Purchase Agreement and Supply
Agreement.   The representations and warranties of the Company or any
Subsidiary contained in the Greenville Purchase Agreement and Supply Agreement and, to the knowledge of the Company, each other party thereto, shall be true in all material respects on the Closing Date.


                                 ARTICLE 4

                Representations and Warranties of the Funds

               Each Fund represents and warrants to the Company, severally as to itself and not jointly, as of the date hereof and as of the Closing Date that:

               Section 4.1. Corporate Existence and Power. Such Fund is organized under the laws of the State of Delaware.

               Section 4.2. Corporate Authorization. The execution, delivery and performance by such Fund of this Agreement are within the powers of such Fund and have been duly authorized by all necessary action on the part of such Fund. This Agreement constitutes a valid and binding agreement of such Fund enforceable against such Fund in accordance with its terms, except as the indemnification under the Registration Rights Agreement may be limited by applicable law and except as the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by equitable principles.

               Section 4.3. Governmental Authorization. The execution, delivery and performance by such Fund of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official other than compliance with any applicable requirements of the HSR Act; and
(ii) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Fund.

               Section 4.4. Non-contravention. The execution, delivery and performance by such Fund of this Agreement do not and will not (i) violate the certificate of limited partnership of such Fund or (ii) assuming compliance with the matters referred to in Section 4.3, violate (x) any applicable law, rule or regulation, that, in the experience of such Fund, is normally applicable to general business entities in relation to transactions of the type contemplated by this Agreement or (y) any judgment, injunction, order or decree binding on such Fund.

               Section 4.5. Proxy Materials. The information with respect to such Fund that has been furnished to the Company in writing specifically for use in any Proxy Materials, each time any Proxy Materials are distributed to stockholders of the Company or any other solicitation of stockholders of the Company is made by or on behalf of the Company or any Affiliate of the Company, and at the time the stockholders of the Company vote on the issuance of the Class A Common Stock and Class B Common Stock pursuant to this Agreement will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which such statements were made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

               Section 4.6. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Fund who might be entitled to any fee or commission from such Fund or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

               Section 4.7. Purchase for Investment. Such Fund is acquiring its shares of the Class A Common Stock and Class B Common Stock for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Such Fund is an "Accredited Investor" as such term is defined in Regulation D under the 1933 Act.

               Section 4.8.  Disclosure of Information.    Each Fund believes
it has received all the information it considers necessary or appropriate for deciding whether to purchase the Restricted Securities (and the Common Stock underlying the Restricted Securities). Each Fund further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the sale of the Restricted Securities (and the Common Stock underlying the Restricted Securities).

               Section 4.9. Restricted Securities. Each Fund understands that the Restricted Securities (and the Common Stock underlying the Restricted Securities) it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act, only in certain limited circumstances. In this connection each Fund represents that it is familiar with Rule 144 under the 1933 Act, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.


                                 ARTICLE 5

                         Covenants of the Company

               The Company agrees that:

               Section 5.1. Conduct of Business. (a) From the date hereof until the Closing Date, the Company shall conduct, and shall cause each Subsidiary to conduct, its businesses in the ordinary course consistent with past practice and to use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as described in the Proxy Materials or as contemplated by the Greenville Purchase Agreement, the Supply Agreement and the Bank Letter, the Company will not, and will not permit any Subsidiary to:

                 (i) adopt or propose any change in its amended and restated certificate of incorporation or bylaws;

                (ii) adopt any stockholders rights plan (or any arrangement which is designed to disadvantage any Fund on the basis of the size of its shareholdings);

               (iii) make any material change in its capital structure or issue any capital stock except pursuant to any outstanding securities or options;

                (iv) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

                 (v) except as previously disclosed to the Funds, modify or enter into any employee benefit arrangements or any agreements with employees or grant any severance or termination compensation rights to employees or grant options to any employee or consultant of the Company or any Subsidiary;

                (vi) sell, lease, license or otherwise dispose of any material assets or property except (A) pursuant to existing contracts or commitments and (B) in the ordinary course consistent with past practice; or

               (vii) except as aforesaid, agree or commit to do any of the foregoing.

           (b) the Company will not, and will not permit any of its Subsidiaries to (A) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (B) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

               Section 5.2. Access to Information. From the date hereof until the Closing Date, the Company will (i) give, and will cause each Subsidiary to give, to each Fund, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish, and will cause each Subsidiary to furnish, to each Fund, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company and the Subsidiaries as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company and each Subsidiary to cooperate with each Fund in its investigation of the Company and each Subsidiary. Notwithstanding the foregoing, the Funds' access to information shall be subject to confidentiality obligations owed by the Company to third parties and to requirements of law.

               Section 5.3. Notices of Certain Events. The Company shall promptly notify each Fund of:

                 (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

               (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or that relate to the consummation of the transactions contemplated by this Agreement.

               Section 5.4. Registration Rights. At any time after July 1, 1998, each Fund shall have the registration rights set forth in Exhibit B.

               Section 5.5. Stockholder Meeting; Proxy Materials. The Company shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of approving the transactions contemplated by this Agreement. The board of directors of the Company shall, subject to their fiduciary duties under applicable law as advised by counsel, recommend to the Company's stockholders approval of the transactions contemplated by this Agreement. In connection with such meeting, the Company
(i) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable a proxy statement and all other Proxy Materials for such meeting as may be required under applicable law, and (ii) will use its reasonable best efforts to obtain the necessary approval by its stockholders of the transactions contemplated by this Agreement.

               Section 5.6. Access to Book and Records. The Company agrees that, after Closing and for so long as the Funds in the aggregate beneficially own directly or indirectly at least 10% of the outstanding shares of Common Stock on a fully diluted basis, each Fund will have access on reasonable terms to the books, records and employees of the Company and its Subsidiaries and to the provision by the Company of all information reasonably requested by such Fund, subject to confidentiality obligations that at the time may be owed by the Company to third parties, to appropriate confidentiality arrangements and requirements of law.

               Section 5.7. Other Offers. From the date hereof until the earlier of the termination hereof or the Closing Date, except pursuant to the transactions contemplated by this Agreement, the Company and the Subsidiaries and the officers, directors, employees or other agents of the Company and the Subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by counsel, engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person that may be considering making, or has made, an Acquisition Proposal. The Company will promptly notify each Fund after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition Proposal and will keep each Fund fully informed of the status and details of any such Acquisition Proposal, indication or request. "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in excess of 10% of the outstanding Common Stock in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement and the Greenville Purchase Agreement or described in the Proxy Materials.


                                 ARTICLE 6

                          Covenants of the Funds

               Each Fund agrees that:

               Section 6.1. Notices of Certain Events. Such Fund shall promptly notify the Company of:

                 (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

                (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

               Section 6.2. Agreement to Provide Information. (a) Such Fund agrees to provide to the Company in writing all information concerning such Fund as may be reasonably necessary for the Company to prepare the Proxy Material and any other current or future securities or regulatory reports or filings of the Company.

               (b) Such Fund will not (A) take or agree or commit to take any action that would make any representation and warranty of the Fund hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (B) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.


                                 ARTICLE 7

                  Covenants of the Company and the Funds

               The parties hereto agree that:

               Section 7.1. Filings; Consents; Reasonable Best Efforts. (a) Each party hereto agrees to cooperate with each other in good faith and to use its reasonable best efforts in making all required governmental filings and obtaining at the earliest practicable date all necessary approvals and consents from governmental entities and third parties.

               (b) Each of the parties hereto agrees to use its reasonable best efforts to consummate the transactions contemplated hereby and to fulfill the conditions set forth herein.


                                 ARTICLE 8

                           Additional Covenants

               Section 8.1. Board Representation; Committees. (a) The Company agrees that MSCP III Fund shall have the right, so long as the Funds, in the aggregate, shall continue to beneficially own at least 30% of the outstanding common stock of the Company, to cause the Company to include, as nominees for the Company's Board of Directors recommended by the Board, up to 3 Directors (each, a "Fund Nominee"); provided that one of the Fund Nominees shall be Howard Hoffen for so long as he remains an officer of Morgan Stanley Capital Partners III, Inc.; and provided further that initially MSCP III Fund intends to designate 2 Fund Nominees. In the event that the Funds' beneficial ownership of outstanding common stock of the Company shall be (i) less than 30% but equal to or greater than 10%, MSCP III Fund shall have the right to designate 2 Fund Nominees or (ii) less than 10% but equal to or greater than 6%, MSCP III Fund shall have the right to designate 1 Fund Nominee. The
Company agrees to increase the size of the Board of Directors promptly after the Closing by 2 Directors (or 3 Directors in the event that MSCP III Fund elects to designate an additional Fund Nominee) and shall appoint as Directors of the Company those persons designated by MSCP III Fund. The Company further agrees that until the termination of this Agreement the Board of Directors shall consist of no more than 10 Directors.

               (b) At the request of MSCP III Fund, the Company agrees to place at least one of the Fund Nominees acting as a Director of the Company on each committee of the Board of Directors of the Company.

               Section 8.2. Reports. The Company agrees that the financial statements of the Company shall be audited as of the end of each fiscal year by the Company's independent certified public accountants. The Company's current independent public accountants are Ernst & Young LLP. In the event that Ernst & Young LLP ceases to be the Company's accountants, the Company agrees that its independent public accountants thereafter shall be a nationally recognized independent certified public accounting firm.

               Section 8.3. Sale or Transfer of Restricted Securities. Each Fund will not, and will not permit its Affiliates to, sell, pledge, encumber, transfer or otherwise dispose of any Restricted Securities, except:

                 (a) to an Affiliate or partner of such Fund; provided that such Affiliate or partner who would beneficially own Voting Securities representing in the aggregate 5% or more of Total Voting Power agrees in writing to be bound by the terms of this Agreement;

                 (b) to any Person who, after giving effect to such sale, pledge, encumbrance or transfer, would beneficially own Voting Securities representing in the aggregate 10% or less of Total Voting Power (except for an institutional investor which may own up to 20% of the Total Voting Power);

                 (c) pursuant to a firm commitment, underwritten distribution to the public, registered under the 1933 Act in accordance with the registration rights set forth in Exhibit B hereto, in which the Shareholder Group uses its reasonable best efforts to effect as wide a distribution of such Restricted Securities as is reasonably practicable;

                 (d) pursuant to Rule 144 under the 1933 Act in compliance with the provisions of Section 8.03(b);

                 (e) pursuant to a tender or exchange offer made (i) by the Company or (ii) to the Company's stockholders and not opposed by the Company's Board of Directors; or

                 (f) with the prior written consent of the Company, which consent shall not be unreasonably withheld.

               Section 8.4. Right to Cause Repurchase. (a) At any time after July 1, 2005 and in any year thereafter upon six months prior written notice, the Funds shall have the right to cause the Company to purchase during any annual period commencing July 1 and ending June 30 up to one-third of the shares of Class A Common Stock and Class B Common Stock initially acquired by the Funds at a price per share payable in cash equal to the liquidation preference of such share plus accrued, but unpaid, dividends thereon, if any (the "Put Price").

               (b) In addition, upon a Change of Control, the Funds shall have the right to cause the Company to purchase all of the shares of Class A Common Stock and Class B Common Stock initially acquired by the Funds at the Put Price. The Company shall effect such repurchase within 180 days of receipt of written notice to the Company from the Funds requesting repurchase hereunder. In the event of the inability or failure of the Company to comply with the terms of this Section 8.4 and in addition to any other remedies available to the Funds, the Funds shall be entitled to appoint a number of additional Directors to the Board of Directors of the Company such that the total number of Directors appointed by MSCP III Fund would constitute a majority of the Directors of the Company.

               Section 8.5. Capital Expenditures. The Company agrees that for so long as the Funds own in the aggregate not less than 20% of the outstanding common stock of the Company, the Company shall not, without first obtaining the written consent of MSCP III Fund, (a) authorize capital expenditures in excess of the amount approved in the Company's annual operating plan or (b) make significant decisions relating to the expansion of the Company's products or activities beyond the scope of the business plan prepared in connection with the acquisition of the GlaxoWellcome Inc. pharmaceutical manufacturing facility located in Greenville, North Carolina ("Greenville Facility").

               Section 8.6. Acquisition of Greenville Facility. The Company shall not, directly or indirectly, acquire the Greenville Facility without the Funds participating in the financing of such acquisition in accordance with the terms of this Agreement. MSCP shall not, directly or indirectly, provide any financing to any Person for the acquisition of the Greenville Facility other than in accordance with the terms of this Agreement.

               Section 8.7.  No Transfer or Assignment.  The provisions of this
Article 8 shall not be transferrable or assignable by any of the Funds to any Person other than wholly-owned subsidiaries of such Funds.


                                 ARTICLE 9

                           Conditions to Closing

Section 9.1. Conditions to Obligations of Each Party. The obligations of the Company and the Funds to consummate the Closing are subject to the satisfaction of the following conditions:

                 (i) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

                (ii) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

               (iii) The issuance of the Class A Common Stock and Class B Common Stock pursuant to this Agreement and the related amendment to the Company's amended and restated certificate of incorporation shall have been approved by the stockholders of the Company in accordance with the Delaware General Corporation Law and the applicable rules and regulations of The Nasdaq Stock Market.

                (iv) The Company shall have obtained all necessary debt financing to consummate the transactions contemplated by the Greenville Purchase Agreement.

               Section 9.2. Conditions to Obligations of the Funds. The obligation of each Fund to consummate the Closing is subject to the satisfaction of the following further conditions:

                 (i) (A) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (B) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, and (C) each Fund shall have received a certificate signed on the Company's behalf by an executive officer of the Company to the foregoing effect.

                (ii) Each Fund shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, special counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to each Fund. In rendering such opinion, such counsel may rely upon certificates of public officers and, as to matters of fact, upon certificates of officers of the Company, copies of which certificates shall be contemporaneously delivered to each Fund.

               (iii) The Greenville Purchase Agreement shall be closed substantially simultaneously herewith.

                (iv) There shall have been no material amendment or waiver of the Greenville Purchase Agreement and no material change to the form of the Supply Agreement since the date hereof.

                 (v) Each Fund shall have received all documents it may reasonably request relating to the existence of each of the Company and its Subsidiaries and the Company's authority for this Agreement, all in form and substance reasonably satisfactory to such Fund.

               Section 9.3.  Conditions to Obligation of the Company.    The
obligation of the Company to consummate the Closing is subject to the satisfaction of the following further conditions:

                 (i) (A) Each Fund shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (B) the representations and warranties of each Fund contained in this Agreement and in any certificate or other writing delivered by each Fund pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, and (C) the Company shall have received a certificate signed on behalf of each Fund by the General Partner of each Fund to the foregoing effect.

                (ii) The Company shall have received an opinion of Davis Polk & Wardwell, special counsel to the Funds, in form and substance reasonably satisfactory to the Company. In rendering such opinion, such counsel may rely upon certificates of public officers and, as to matters of fact, upon certificates of officers of the Funds, copies of which certificates shall be contemporaneously delivered to the Company.

               (iii) The Greenville Purchase Agreement shall be closed simultaneously herewith.

                (iv) The Company shall have received all documents it may reasonably request relating to the existence of each Fund and the authority of each Fund for this Agreement, all in form and substance reasonably satisfactory to the Company.


                                ARTICLE 10

                         Survival; Indemnification

               Section 10.1. Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until two years after the Closing Date; provided that (i) the covenants and agreements contained in
Article 8 and Section 10.2(b) shall survive indefinitely and (ii) the covenants, agreements, representations and warranties contained in Section
3.19 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

               Section 10.2. Indemnification by the Company. (a) The Company hereby agrees to indemnify and hold harmless each Fund and its Affiliates against and from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by such Fund or any Affiliate of such Fund arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Company pursuant to this Agreement.

           (b) Notwithstanding anything to the contrary in this Agreement, the Company agrees to indemnify each Fund and each of its Affiliates from and against all Damages (including without limitation all reasonable costs and expenses of investigation by engineers, environmental consultants and similar technical personnel, but not including any diminution in the value of the Funds' investment in the Company or its Subsidiaries), whether accrued, contingent, absolute, determined, determinable or otherwise, incurred or suffered by each Fund or any of such Affiliates which relate to the Company or any Subsidiary and which arise out of or relate to (i) any Environmental
Law and (ii) actions occurring or conditions existing on or prior to the Closing Date (including without limitation matters disclosed or required to be disclosed in the Company 10-K).

               Section 10.3. Indemnification by the Funds. Each of the Funds hereby agrees to indemnify and hold harmless the Company and its Affiliates against and from any and all Damages incurred or suffered by the Company or any Affiliate of the Company arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by any of the Funds pursuant to this Agreement.

               Section 10.4. Procedures. The party seeking indemnification under Section 10.2 or 10.3, as the case may be, (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 10.2 or 10.3, as the case may be, for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.


                                  ARTICLE 11

                                  Termination

               Section 11.1. Grounds for Termination. This Agreement may be terminated at any time:

                 (i) by mutual written agreement of the Company and each Fund;

                (ii) prior to the Closing, by either the Company or (solely with respect to the obligations of such Fund) any Fund upon termination of the Greenville Purchase Agreement (but in any event not later than September 30, 1997);

               (iii) by the Funds with respect to all of their respective obligations hereunder if the Company within a reasonable time after Closing shall fail to nominate for election or appoint to the Company's Board of Directors the persons designated by MSCP III Fund pursuant to Section 8.01; or

                (iv) prior to the Closing, by either the Company or (solely with respect to the obligation of such Fund) any Fund if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

               The party desiring to terminate this Agreement shall give notice of such termination to each other party.

               Section 11.2. Effect of Termination. If this Agreement is terminated as permitted by Section 11.01, termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of any other party or to perform a covenant of this Agreement or from a willful breach by any party to this Agreement, such party shall be fully liable for any and all damage, loss or expense incurred or suffered by the other party or parties as a result of such failure or breach. The provisions of Article 10 and Sections 8.06, 12.3 and 12.5 shall survive any termination hereof pursuant to Section 11.1; provided that Section 8.06 shall terminate if MSCP delivers written notice to the Company of MSCP's decision to terminate this Agreement pursuant to Section 11.01.


                                  ARTICLE 12

                                 Miscellaneous

               Section 12.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

            if to the Funds, to:

            Morgan Stanley Capital Partners
            1221 Avenue of the Americas
            33rd Floor
            New York, NY 10020
            Attention: Howard Hoffen
            Fax: (212) 762-7951

            with a copy to:

            Davis Polk & Wardwell
            450 Lexington Avenue
            New York, NY 10017
            Attention: John A. Bick, Esq.
            Fax: (212) 450-4800

            if to the Company, to:

            Catalytica, Inc.
            430 Ferguson Drive
            Mountain View, CA 94043-5272
            Attention: Chief Financial Officer
            Fax: (415) 968-8754

            with a copy to:

            Wilson Sonsini Goodrich & Rosati
            Professional Corporation
            650 Page Mill Road
            Palo Alto, CA 94304
            Attention: Barry E. Taylor, Esq.
            Fax: (415) 493-6811

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

               Section 12.2. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

               Section 12.3. Expenses. All costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Agreement shall be the responsibility of such party; provided, however, that, if the Closing occurs as contemplated hereby or the Closing does not occur because the requisite stockholder adoption and approval shall not have been obtained by the Company, the costs and expenses incurred by the parties hereto in connection with the preparation of this Agreement shall be paid by the Company. Notwithstanding anything to the contrary contained in this Section 12.03, all reasonable fees and disbursements of Ernst & Young LLP arising in connection with the transactions contemplated by this Agreement and the Greenville Purchase Agreement shall be paid by the Company; provided, however, that if the Closing does not occur for any reason, the Company and the Funds shall each pay 50% of such fees and disbursements.

               Section 12.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that except as expressly provided herein no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

               Section 12.5. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

               Section 12.6. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

               Section 12.7. Public Announcements. The Company and each Fund shall agree on the form and content of any public announcements which shall be made concerning this Agreement or the transactions contemplated hereby, and neither the Company nor any Fund shall make any such public announcement without the consent of the other, except with respect to any public announcement or other public disclosure, to the extent either party determines, in good faith and with the advice of counsel, such announcement or disclosure is required by law or the rules or regulations of any exchange on which such party's securities are listed or to avoid undue risk that the transactions contemplated hereby will be enjoined or that such party, its officers, directors or representatives will be liable for damages as a result thereof.

               Section 12.8. Entire Agreement; Exhibits. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement dated September 12, 1996 between the Company and MSCP III. No representation, inducement, promise, understanding, condition or warranty not set forth herein
has been made or relied upon by any party hereto.   All exhibits hereto
constitute part of this Agreement and are expressly incorporated herein.

               Section 12.9. Headings. The headings and the table of contents appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                              CATALYTICA, INC.


                              By: /s/ Ricardo B. Levy
                                  ___________________________________
                                  Name:  Ricardo B. Levy
                                  Title: Chief Executive officer

                               MORGAN STANLEY CAPITAL PARTNERS III, L.P.

                              By: MSCP III, L.P.
                                  its General Partner

                              By: Morgan Stanley Capital Partners III, Inc.,
                                  its General Partner


                              By: /s/ Alan E. Goldberg
                                  ___________________________________
                                  Name:  Alan E. Goldberg
                                  Title: Managing Director

                              By: /s/ Lawrence B. Sorrel
                                  ___________________________________
                                  Name:  Lawrence B. Sorrel
                                  Title: Managing Director


                              MORGAN STANLEY CAPITAL INVESTORS, L.P.

                              By: MSCP III, L.P.
                                  its General Partner

                              By: Morgan Stanley Capital Partners III, Inc.,
                                  its General Partner

                              By: /s/ Alan E. Goldberg
                                  ___________________________________
                                  Name:  Alan E. Goldberg
                                  Title: Managing Director

                              By: /s/ Lawrence B. Sorrel
                                  ___________________________________
                                  Name:  Lawrence B. Sorrel
                                  Title: Managing Director


                              MSCP III 892 INVESTORS, L.P.

                              By: MSCP III, L.P.,
                                  its General Partner

                              By: Morgan Stanley Capital Partners III, Inc.,
                                  its General Partner

                              By: /s/ Alan E. Goldberg
                                  ___________________________________
                                  Name:  Alan E. Goldberg
                                  Title: Managing Director

                              By: /s/ Lawrence B. Sorrel
                                  ___________________________________
                                  Name:  Lawrence B. Sorrel
                                  Title: Managing Director

                                                                     Exhibit A

                       See Exhibit 4 to Schedule 13D







                                                                     Exhibit B


                              REGISTRATION RIGHTS


                                   ARTICLE 1

                                  Definitions

               Section 1.1. Definitions. Terms defined in the Investment Agreement (the "Agreement") dated as of June 19, 1997 among Catalytica, Inc., a Delaware corporation (the "Company"), Morgan Stanley Capital Partners III, L.P., a Delaware limited partnership ("MSCP III Fund"), MSCP III 892 Investors L.P., a Delaware limited partnership ("892 Investors Fund"), and Morgan Stanley Capital Investors, L.P., a Delaware limited partnership ("Employee Fund" and together with MSCP III Fund and 892 Investors Fund, the "Shareholder") are used herein as therein defined. In addition, the following terms, as used herein, have the following meanings:

               "Demand Registration" means a Demand Registration as defined in
Section 2.01.

               "Piggyback Registration" means a Piggyback Registration as defined in Section 2.02.

               "Registrable Securities" means shares of Common Stock owned from time to time by the Shareholder and its Affiliates, and any other securities issued by the Company in exchange for or upon conversion of any such securities.

               "Underwriter" means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer's market-making activities.



                                   ARTICLE 2

                              Registration Rights

               Section 2.1. Demand Registration. (a) At any time after July 1, 1998 Shareholder may make up to four written requests for registration under the 1933 Act of all or part of its Registrable Securities (a "Demand Registration"); provided that the Company shall not be obligated to effect
(i) more than one Demand Registration in any 6-month period or (ii) a Demand Registration for Registrable Securities having an aggregate offering price of less than $15 million. Such request will specify the number of shares of Registrable Securities proposed to be sold and will also specify the intended method of disposition thereof. A registration will not count as a Demand Registration until a registration statement relating to such Demand Registration has become effective.

               (b) If Shareholder so elects, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. Shareholder shall select the book-running and other managing Underwriters in connection with such offering and any additional investment bankers and managers to be used in connection with the offering. The Company shall be obligated to cause senior management of the Company to participate in any "road-show" in connection with the offering.

               Section 2.2. Piggyback Registration. If the Company proposes to file a registration statement under the 1933 Act with respect to an offering of Common Stock (i) for the Company's own account (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission)) or relating solely to securities issued pursuant to any present or future restricted stock, stock option, stock purchase or dividend reinvestment plan or other similar type of plan of the Company which provides for the issuance of equity securities or options or rights to purchase equity securities of the Company, or (ii) for the account of any of its holders of Common Stock, then the Company shall give written notice of such proposed filing to Shareholder as soon as practicable (but in no event less than 15 days before the anticipated filing date), and such notice shall offer, subject to the terms and conditions hereof, Shareholder the opportunity to register such Registrable Securities as Shareholder may request on the same terms and conditions as the Company's or such holders' shares (a "Piggyback Registration").

               Section 2.3. Reduction of Offering. Notwithstanding anything contained herein, if the managing Underwriter or Underwriters of an offering described in Section 2.01 or 2.02 shall advise the Company that (i) the size of the offering that Shareholder, the Company and any other Persons intend to make or (ii) the kind of securities that Shareholder, the Company and such other Persons intend to include in such offering are such that the success of the offering would be materially and adversely affected, then (A) if the size of the offering is the basis of such Underwriter's advice, the amount of Registrable Securities to be offered for the account of Shareholder shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing Underwriter or Underwriters; provided that (x) in the case of a Demand Registration, the amount of Registrable Securities to be offered for the account of the Shareholder shall be reduced only after the amount of securities to be offered for the account of the Company and such other Persons has been reduced to zero, and (y) in the case of a Piggyback Registration, if securities are being offered for the account of Persons other than the Company, then the proportion by which the amount of such Registrable Securities intended to be offered for the account of Shareholder is reduced shall not exceed the proportion by which the amount of such securities intended to be offered for the account of such other Persons is reduced; and
(B) if the combination of securities to be offered is the basis of such Underwriter's advice, (x) the Registrable Securities to be included in such offering shall be reduced as described in clause (A) above (subject to the proviso in clause (A)), or (y) in the case of a Piggyback Registration, if the actions described in sub-clause (x) of this clause (B) would, in the judgment of the managing Underwriter, be insufficient to eliminate the adverse effect that inclusion of the Registrable Securities requested to be included would have on such offering, such Registrable Securities will be excluded from such offering.



                                   ARTICLE 3

                            Registration Procedures

               Section 3.1. Filings; Information. Whenever Shareholder requests a Demand Registration, the Company will use its best efforts to effect the registration of such Registrable Securities as quickly as practicable, and in connection with any such request:

               (a) The Company will as expeditiously as possible prepare and file with the Commission a registration statement on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate and available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use reasonable best efforts to cause such filed registration statement to become and remain effective for a period of not less than 90 days; provided that if the Company shall furnish to Shareholder a certificate signed by its Chairman, Chief Executive Officer or Chief Financial Officer stating that in his or her good faith judgment it would be detrimental or otherwise disadvantageous to the Company or its shareholders for such a registration statement to be filed, or, in the case of an effective registration statement, for sales to be effected thereunder, the Company shall have a period of not more than 90 days within which to file such registration statement measured from the date of receipt of the request in accordance with
Section 2.01 or, in the case of an effective registration statement, the Company shall be entitled to require Shareholder to refrain from selling Registrable Securities under such registration statement for a period of up to 90 days; provided further that, in the case of a registration statement to be filed, the Company shall be entitled to only one 90 day delay in any 360 day period, and, in the case of an effective registration statement, the Company shall be entitled to require Shareholder to refrain from selling Registrable Securities under such Registration Statement for an aggregate of 90 days in any 360 day period. If the Company furnishes a notice under this paragraph at a time when a registration statement filed pursuant to this Agreement is effective, the Company shall extend the period during which such registration statement shall be maintained effective as provided in this Section 3.01(a) hereof by the number of days during the period from and including the date of the giving of notice under this paragraph to the date when sales under the registration statement may recommence.

           (b) The Company will, if requested, prior to filing such registration statement or any amendment or supplement thereto, furnish to Shareholder and each managing Underwriter, if any, copies thereof, and thereafter furnish to Shareholder and each such Underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) and the prospectus included in such registration statement (including each preliminary prospectus) as Shareholder or such Underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

           (c) After the filing of the registration statement, the Company will promptly notify Shareholder of any stop order issued or, to the knowledge of the Company, threatened to be issued by the Commission and take all necessary actions required to prevent the entry of such stop order or to remove it if entered.

           (d) The Company will use its reasonable best efforts to qualify the Registrable Securities for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as Shareholder reasonably (in light of Shareholder's intended plan of distribution) requests; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction or (iii) generally consent to service of process in any such jurisdiction.

           (e) The Company shall, as promptly as practicable, notify Shareholder, at any time when a prospectus relating to the sale of the Registrable Securities is required by law to be delivered in connection with sales by an Underwriter or dealer, of the occurrence of an event requiring the preparation of a supplement or amendment to such registration statement or prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such registration statement or prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and as promptly as practicable make available to Shareholder and to the Underwriters any such supplement or amendment. Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in the preceding sentence, Shareholder will forthwith discontinue the offer and sale of Registrable Securities pursuant to the registration statement covering such Registrable Securities until receipt of the copies of such supplemented or amended prospectus and, if so directed by the Company, Shareholder will deliver to the Company all copies, other than permanent file copies then in Shareholder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective as provided in Section 3.01(a) hereof by the number of days during the period from and including the date of the giving of such notice to the date when the Company shall make available to Shareholder such supplemented or amended prospectus.

           (f) The Company will enter into customary agreements (including an underwriting agreement in customary form and satisfactory in form and substance to the Company in its reasonable judgment) and take such other actions as are reasonably required in order to expedite or facilitate the sale of such Registrable Securities.

           (g) The Company will furnish to Shareholder and to each managing Underwriter, if any, a signed counterpart, addressed to Shareholder and each Underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters delivered to such parties.

           (h) The Company will make generally available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the 1933 Act.

           (i) The Company will use its best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed.

               The Company may require Shareholder promptly to furnish in writing to the Company such information regarding Shareholder, the plan of distribution of the Registrable Securities and other information as the Company may from time to time reasonably request or as may be legally required in connection with such registration.

               Section 3.2. Registration Expenses. In connection with any Demand Registration or Piggyback Registration, the Company shall pay the following expenses incurred in connection with such registration (the "Registration Expenses"): (i) all filing fees with the Commission and the National Association of Securities Dealers, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) the fees and expenses incurred in connection with the listing of the Registrable Securities, (v) fees and expenses of counsel and independent certified public accountants for the Company (including the expenses of any comfort letters pursuant to Section 3.01(g) hereof) and (vi) the reasonable fees and expenses of any additional experts retained by the Company in connection with such registration. The Shareholder shall pay any underwriting fees, discounts or commissions
attributable to the sale of Registrable Securities of the Shareholder.   The
Company shall pay (i) internal Company expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and (ii) the reasonable out-of-pocket expenses of Shareholder (excluding the fees and expenses of counsel to Shareholder).


                                   ARTICLE 4

                       Indemnification and Contribution

               Section 4.1. Indemnification by the Company. The Company agrees to indemnify and hold harmless Shareholder, its officers and directors, and each Person, if any, who controls Shareholder within the meaning of either
Section 15 of the 1933 Act or Section 20 of the 1934 Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus (including documents incorporated by reference therein), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by or on behalf of Shareholder expressly for use therein; provided that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of Shareholder if a copy of the then current prospectus was not provided to purchaser at or prior to the time of such purchase and such current prospectus would have cured the defect giving rise to such loss, claim, damage or liability or for any sales occurring during the period in which the Company is not required to keep the registration statement effective as provided in Section 3.01(a) or after the Company has informed Shareholder under Section 3.01(e) and prior to the delivery by the Company of any supplement or amendment to such prospectus. The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of Shareholder provided in this Section 4.01.

               Section 4.2. Indemnification by Shareholder. Shareholder agrees to indemnify and hold harmless the Company, its officers and directors, and each Person, if any, who controls the Company within the meaning of either
Section 15 of the 1933 Act or Section 20 of the 1934 Act to the same extent as the foregoing indemnity from the Company to Shareholder, but only with reference to information furnished in writing by or on behalf of Shareholder expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. Shareholder also agrees to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 4.02.

               Section 4.3. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to
Section 4.01 or 4.2, such Person (the "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would, in the opinion of counsel reasonably acceptable to the Indemnifying Party, be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

               Section 4.4. Contribution. If the indemnification provided for in this Article 4 is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and Shareholder from the offering of the securities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and Shareholder in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and Shareholder shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by each of the Company and Shareholder, in each case as set forth in the table on the cover page of the prospectus, bear to the aggregate public offering price of the securities. The relative fault of the Company and Shareholder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

               The Company and Shareholder agree that it would not be just and equitable if contribution pursuant to this Section 4.04 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.


                                   ARTICLE 5

                                 Miscellaneous

               Section 5.1. Participations in Underwritten Registrations. No Person may participate in any underwritten registered offering contemplated hereunder unless such Person (a) agrees to sell its securities on the basis provided in any underwriting arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these Registration Rights.

               Section 5.2. Rule 144. The Company covenants that it will use best efforts to file any reports required to be filed by it under the 1933 Act and the 1934 Act and that it will take such further action as Shareholder may reasonably request, all to the extent required from time to time to enable Shareholder to sell Registrable Securities without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144 under the 1933 Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the request of Shareholder, the Company will deliver to Shareholder a written statement as to whether it has complied with such requirements.

               Section 5.3. Holdback Agreements. (a) Shareholder agrees not to offer, sell, contract to sell or otherwise dispose of any Registrable Securities, or any securities convertible into or exchangeable or exercisable for such securities, from the date of filing of a registration statement relating to the sale of Registrable Securities through the 90 day period beginning on the date of the first sale of Registrable Securities pursuant to the registration statement other than the Registrable Securities to be sold pursuant to such registration statement.

           (b) The Company agrees not to offer, sell, contract to sell or otherwise dispose of any securities similar to the Registrable Securities to be sold pursuant hereto, or any securities convertible into or exchangeable or exercisable for such securities, during the 14 days prior to, and during the 90 day period beginning on, the effective date of any registration statement registering the Registrable Securities other than any shares of Common Stock sold upon the exercise of an option or warrant or the conversion of a security outstanding at such date or pursuant to any Company stock option plan or issued by the Company as consideration for an acquisition.

               Section 5.4. Termination of Company Obligation. All registration rights provided hereunder shall terminate at such time as Shareholder holds less than 5% of the outstanding common stock and is able to sell all of its Registrable Securities without registration under the 1933 Act during any single three month period.

               Section 5.5. No Transfer or Assignment of Registration Rights. The registration rights set forth in this Agreement shall not be transferrable or assignable by the Shareholder except to permitted transferees under Section 8.03(a) of the Investment Agreement.